UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2012

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

25 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 16, 2012, Satcon Technology Corporation (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the Company’s listed securities did not maintain the minimum market value of $35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(b)(2) (the “Market Value of Listed Securities Rule”).  The Notice has no effect on the listing of the Company’s common stock at this time.

The Notice also stated that, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(C), the Company has been provided 180 calendar days, or until February 12, 2013, to regain compliance with the Market Value of Listed Securities Rule.  To do so, the market value of the Company’s listed securities must close at $35 million or more for a minimum of 10 consecutive trading days prior to that date.

If the Company does not regain compliance with the Market Value of Listed Securities Rule prior to February 12, 2013, then Nasdaq will notify the Company that the Company’s securities are subject to delisting. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel.

The Company intends to actively monitor the market value for its listed securities between now and February 12, 2013, and will consider available options to resolve the deficiency and regain compliance with the Market Value of Listed Securities Rule.

As disclosed earlier, on June 19, 2012 the Company had received a delisting determination letter from the staff of Nasdaq due to the Company’s failure to regain compliance with The Nasdaq Capital Market’s minimum bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”).  The Company appealed Nasdaq’s determination before Nasdaq’s Hearing Panel on July 26, 2012 and is awaiting the Hearing Panel’s decision.  The delisting of the Company’s stock has been stayed pending the completion of the appeal process.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: August 21, 2012	By:	/s/ John W. Peacock
John W. Peacock
Chief Accounting Officer